Exhibit 99.2

FOR IMMEDIATE DISTRIBUTION

For Press Inquiries:

Doug Shepard,

Executive Vice President & CFO

(210) 829-9120

doug.shepard@hartehanks.com

HARTE HANKS, INC. DISCLOSURE PURSUANT TO NYSE RULE 303A.08

SAN ANTONIO, Texas – February 17, 2016  – Harte Hanks (NYSE: HHS) today announced that, pursuant to New York Stock Exchange Listing Rule 303A.08, it approved a grant of employment inducement awards to Mr. Shirish R. Lal in connection with his previously announced appointment as its new Executive Vice President, Chief Operating Officer & Chief Technology Officer. Harte Hanks’ independent directors approved the employment inducement awards as a material inducement for Mr. Lal to accept his offer of employment, in reliance on the employment inducement award exemption to New York Stock Exchange Listing Rule 303A.08 that requires stockholder approval of equity-based compensation plans.

On the third business day of his employment (the “Grant Date”), Mr. Lal will be granted inducement awards (the “Inducement Awards”) consisting of (i) a non-qualified stock option award for the number of shares determined by dividing $150,000 by the per share Black-Scholes value of a non-qualified stock option as of the Grant Date, and with an exercise price equal to the closing market price per share of Harte Hanks’ common stock on the Grant Date, which option shall vest in four equal installments on the first four anniversaries of the Grant Date and expire on the tenth anniversary of the Grant Date, and (ii) an award for the number of shares of restricted Harte Hanks’ common stock determined by dividing $210,000 by the closing market price per share of Harte Hanks’ common stock on the Grant Date, which shares of restricted stock shall vest in three equal installments on the first three anniversaries of the Grant Date. The Inducement Awards are subject to vesting acceleration upon certain transactions involving the Company.

About Harte Hanks

Harte Hanks partners with clients to deliver relevant, connected and quality customer interactions. Our approach starts with discovery and learning, which leads to customer journey mapping, creative and content development, analytics and data management, and ends with execution and support in a variety of digital and traditional channels. We do something powerful: we produce engaging and memorable customer interactions to drive business results for our clients, which is why Harte Hanks is famous for developing better customer relationships, experiences and defining interaction-led marketing. For more information, visit the Harte Hanks website at www.hartehanks.com, call 844-233-9281, email pr@hartehanks.com or follow us on Twitter @hartehanks or Facebook at https://www.facebook.com/HarteHanks.

As used herein, “Harte Hanks” refers to Harte Hanks, Inc. and/or its applicable operating subsidiaries, as the context may require. Harte Hanks’ logo and name are trademarks owned by Harte Hanks. All other brand names, product names, or trademarks belong to their respective owners.

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